

Quaker Chemical Corporation

Investor Conference Call

October 26, 2011

Quaker

Risk and Uncertainties Statement

Regulation G

The attached charts include Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other Companies.

This data should be read in conjunction with the Company's third quarter earnings news release dated October 25, 2011, which has been furnished to the SEC on Form 8-K, and the Company's Form 10-Q for the quarterly period ended September 30, 2011, which has been filed with the SEC.

Forward-Looking Statements

This presentation may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

3rd Quarter 2011 Results

- Diluted EPS of $1.03 in 3Q 2011 vs. EPS of $0.55 for 3Q 2010
  - 3Q 2011 includes $0.22 gain related to Mexican equity affiliate purchase and $0.09 dilution from the Q2 2011 equity offering
  - 3Q 2010 includes $0.29 net charge related to non-income tax contingency and final CEO transition costs
- Record quarterly sales of $182.3 MM, up 32% from 3Q 2010, with product volume up 16% including acquisitions
- Gross profit up $10.5 MM or 21% compared to 3Q 2010 while gross margin % is lower due to higher raw material costs. Selling price increases implemented to restore margins with margin % up 0.6% in 3Q 2011 from 32.0% in 2Q 2011.
- SG&A up $7.3 MM from 3Q 2010 on higher selling costs primarily due to increased business activity, acquisition related activity, and foreign exchange translation. SG&A as a percentage of sales decreased to 23.0% from 25.2% in 3Q 2010.
- Net cash paid for acquisition of Mexican equity affiliate of approximately $10.3 MM, with $2 MM of additional purchase price due in 2012. Acquisition of G.W. Smith & Sons, Inc. completed October 3, 2011.
- Operating cash flow increased $4.4 million from 2Q 2011, despite increasing working capital requirements on higher sales volumes and rising raw material costs

Outlook

Short-term

- Q4 2011 volumes continue to be good but we expect some seasonality impact late in the quarter
- Although we have not been significantly impacted to date, there is growing uncertainty in the world economies, especially Europe
- Despite raw material costs at or near record levels, some stabilization in Q4 expected
- Continued goal to build upon the record profits achieved in 2010

Longer-term

- Acquisitions provide adjacent product line opportunities which can be leveraged across our global platform
- Continued good growth in emerging markets as developed markets recover

Product Volume by Quarter


Metalworking Process Chemicals Segment
55,000
50,000
45,000
40,000
35,000
30,000
25,000
3Q08 YTD Avg.
4Q08
1Q09
2Q09
3Q09
4Q09
1Q10
2Q10
3Q10
4Q10
1Q11
2Q11
3Q11

Record Volume Level In 2011

Annualized Run Rate of Adjusted EBITDA


100
80
60
40
20
0
Q3 2008
Q4 2008
Q1 2009
Q2 2009
Q3 2009
Q4 2009
Q1 2010
Q2 2010
Q3 2010
Q4 2010
Q1 2011
Q2 2011
Q3 2011

Note: Excludes restructuring, CEO transition costs, equity affiliate out-of-period charge and non-cash gain, and non-income tax contingency charge. Annualized EBITDA is latest quarter's EBITDA multiplied by 4.

Current EBITDA Run Rate Highest In Quaker History

NA Steel Market Data



Weekly Tonnage of Raw Steel Production
(thousands of net tons)
2000
1870
1740
1610
1480
1350
1220
1090
960
830
700
1,862
2010
2009
Updated: October 18, 2011
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
Source: AMM from American Iron and Steel Institute data

Summary

- Record quarter for sales, net income and EBITDA
- Earnings up despite challenging global economic environment
- Despite higher raw material costs, gross margin improved in 3Q 2011 from 2Q 2011
- Balance sheet and liquidity continue to be strong
- Four strategic acquisitions in the past 16 months
- Positioned for good growth over next several years in both emerging and mature markets

Global Steel Outlook

(Millions of Metric Tons)

				% Increase	
	2010	**2011**	**2012**	**2011**	**2012**
NAFTA	110.9	120.9	126.8	9.0%	4.9%
European Union	144.9	155.0	158.9	7.0%	2.5%
Central and South America	45.6	47.8	52.4	4.7%	9.8%
World excluding China	714.3	754.3	792.0	5.6%	5.0%
China	598.1	643.2	681.6	7.5%	6.0%
World	1,312.4	1,397.5	1,473.6	6.2%	5.4%

Source: World Steel Association October 2011 short-range outlook for apparent steel use, finished steel products

Global Auto Production Outlook

(Millions of Autos)

				% Increase	
	2010	**2011**	**2012**	**2011**	**2012**
North America	11.9	12.9	13.8	8.1%	7.2%
Europe	18.8	19.8	19.3	5.0%	(2.3%)
South America	4.2	4.4	4.7	5.1%	7.0%
Greater China	15.0	15.6	17.2	3.8%	10.3%
World	71.9	74.8	80.3	4.1%	7.2%

Source: IHS Automotive Global Light Vehicle Production Summary, September 2011

Reconciliation of Annualized Run Rate of Adjusted EBITDA

	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011
Net income (loss) attributable to Quaker Chemical Corporation	4,440	(2,722)	2	3,234	5,052	7,932	9,419	9,153	6,340	6,895	10,600	9,841	13,358
Add / (subtract):													
Depreciation	2,822	2,600	2,458	2,343	2,147	2,577	2,593	2,475	2,380	2,419	2,656	2,749	3,122
Amortization	300	271	257	265	275	281	254	208	274	252	486	487	623
Interest Expense	1,330	1,423	1,242	1,538	1,356	1,397	1,311	1,386	1,345	1,183	1,218	1,200	1,166
Taxes on income	967	(871)	(251)	1,567	2,747	3,002	3,181	4,143	1,661	3,631	2,822	4,499	5,640
Restructuring and related activities	-	2,916	2,289	-	-	-	-	-	-	-	-	-	-
Non-income tax contingency charge	-	-	-	-	-	-	-	-	3,581	551	-	-	-
Mexcio Out-of-Period charge	-	-	-	-	-	-	-	-	-	564	-	-	-
CEO transition costs	1,625	-	-	1,193	1,250	-	-	-	1,317	-	-	-	-
Non-cash gain from purchase of equity affiliate	-	-	-	-	-	-	-	-	-	-	-	-	(2,718)
Adjusted Quarterly EBITDA	11,484	3,617	5,997	10,140	12,827	15,189	16,758	17,365	16,898	15,495	17,782	18,776	21,191
Multiply by 4	4	4	4	4	4	4	4	4	4	4	4	4	4
Annualized Run Rate of Adjusted EBITDA	45,936	14,468	23,988	40,560	51,308	60,756	67,032	69,460	67,592	61,980	71,128	75,104	84,764